EXHIBIT 23.1

Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO SOUTH SUITE B t SAN DIEGO t CALIFORNIA 92108 t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

December 15, 2008

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of December 12, 2008 on the reviewed condensed consolidated financial statements of Dot VN, Inc. and subsidiaries as of October 31, 2008, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.
Very truly yours,

/s/Chang G. Park
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board